November 18, 2025

VIA E-MAIL &
DOCUSIGN

Dan McDermott
c/o AMC Networks Inc.
11 Penn Plaza
New York, New York 10001

Re: Employment Agreement

Dear Dan:

I am pleased to forward this letter agreement (this “Agreement”) setting forth the details of your continued employment with AMC Networks Inc. (the “Company”). Upon execution by you and the Company, this Agreement will be effective as of the date of your signature (the “Effective Date”).

1.Term of Agreement. The term of this Agreement (the “Term”) shall commence as of the Effective Date and shall automatically expire on December 31, 2028 (the “Expiration Date”).
2.Title and Duties. Beginning on the Effective Date, your title will be Chief Content Officer – AMC Networks and President, AMC Studios. In that capacity, you will report to the Chief Executive Officer (the “CEO”) or the Chairman of the Board of Directors (the “Board”) of the Company or any successor entity. You agree to continue to devote substantially all of your business time and attention to the business and affairs of the Company and shall perform your duties in a diligent, competent and skillful manner and in accordance with applicable law.
3.Compensation; Benefits. Beginning as of July 1, 2025, and continuing through the end of the Term, your annual base salary will be not less than $1,625,000, paid bi-weekly, which base salary shall be subject to annual review and potential increase by the Compensation

Committee of the Board of Directors of the Company (the “Compensation Committee”), in its sole discretion.
In addition, you will continue to be eligible to participate in the Company’s discretionary annual incentive bonus program (“AIP”). Beginning with your performance with respect to the 2025 fiscal year (i.e., retroactive to January 1, 2025) and continuing through the end of the Term, your annual target bonus opportunity will be one hundred and thirty percent (130%) of paid salary. Bonus payments depend on a number of factors including Company, unit and individual performance. However, the decision of whether or not to pay a bonus, and the amount of that bonus, if any, will be made by the Compensation Committee in its sole discretion. Except as otherwise provided herein, in order to receive a bonus, you must be employed by the Company at the time bonuses are being paid. Such bonus shall be earned, only if and when actually paid to, and received by, you. Notwithstanding the foregoing, if your employment with the Company ends on or after the Expiration Date, for reasons other than a termination by the Company for “Cause”, as defined below, you shall be eligible for a full-year bonus with respect to the fiscal year ending December 31, 2028 which bonus, shall be payable to you if and when such bonuses are generally paid to similarly situated then current employees and will be based on your then current annual target bonus opportunity and the performance metrics established by the Compensation Committee in its discretion.
    You will also continue to be eligible, subject to your continued employment by the Company and actual grant by the Compensation Committee, in its sole discretion, to participate in such long-term equity and other incentive programs that are made available in the future to similarly situated executives of the Company; provided  that for the purposes of this provision, the Company’s Chief Executive Officer shall not be deemed a “similarly situated executive.” Beginning with the 2026 award cycle, it is expected that such awards will consist of grants of cash and/or equity awards with an annual aggregate target value of not less than $1,600,000, as determined by the Compensation Committee in its sole discretion. For calendar year 2025, you have previously received grants of restricted stock units and cash performance awards with a combined target value of $1,000,000. In addition to such grants, on or about the date hereof, the Company will recommend to the Compensation Committee that you receive additional grants of long-term incentive awards with a total target value of $600,000, comprised of a one-time award of restricted stock units with a value, at the time of grant, of $300,000 and a one-time award of cash performance awards with a target value of $300,000, which awards, if granted, will vest in accordance with the vesting schedule applicable to your previously approved 2025 long-term incentive awards. Any such awards would be subject to actual grant by the Compensation Committee, would be made pursuant to the applicable plan document and would be subject to terms and conditions established by the Compensation Committee in its sole discretion that would be detailed in separate agreements you will receive after any award is actually made.

Additionally, you will continue to be eligible for the Company’s standard benefits program. Participation in the Company’s benefits program is subject to meeting the relevant eligibility requirements, payment of the required premiums, and the terms of the plans themselves. The Company currently offers medical, dental, vision, life, and accidental death and dismemberment insurance, short- and long-term disability insurance, a savings and retirement program and paid holidays. You will also be eligible for vacation, to be used and accrued in accordance with Company policy.

4.Clawback Policy. Notwithstanding anything herein to the contrary, you acknowledge that any incentive compensation that you earn, receive or vest in, whether during or after the Term, which is based, wholly or in part, upon the attainment of a Financial Reporting Measure is subject to the terms of the Company’s Clawback Policy, as in effect from time to time.

5.Restrictive Covenants; PIIA. Effective immediately, you and the Company agree to be bound by the additional covenants and provisions applicable to each that are set forth in Annex I attached hereto, which Annex shall be deemed to be a part of this Agreement. In addition, you have previously executed, on March 16, 2020, the Company’s Proprietary Information and Inventions Agreement (“PIIA”). By executing this Agreement, you agree and acknowledge that the PIIA remains in full force and effect and that you are currently in compliance, and will comply at all times, with the PIIA’s terms and conditions, provided, however, in the event of a conflict between the terms of this Agreement, including, without limitation, Annex I hereto, the terms of this Agreement shall control.
6.Termination. If your employment with the Company is terminated after the Effective Date and prior to the expiration of the Term (1) by the Company or (2) by you for “Good Reason,” and at the time of such termination under clauses (1) or (2) “Cause” does not exist, then, subject to your execution and the effectiveness of a severance agreement satisfactory to the Company, which severance agreement shall include, without limitation, a full and complete general release in favor of the Company and its affiliates (subject to customary carve-outs), and their respective directors and officers, as well as your agreement to non-solicitation, non-disparagement, confidentiality and further cooperation obligations and restrictions substantially in the form set forth in Annex I attached hereto (the “Severance Agreement”), the Company will provide you with the following:
(a)Severance in an amount to be determined by the Compensation Committee (the “Severance Amount”), but in no event less than two (2) times the sum of: 1) your annual base salary; and 2) your annual target bonus, each as in effect on the effective date of your termination (the “Termination Date”). An amount equal to sixty percent (60%) of the payment provided for in this paragraph (the “First Payment”) will be payable to you on the six-month anniversary of the Termination Date and the remainder of the Severance Amount will be payable to you over the six-month period following such anniversary in accordance with the Company’s then prevailing payroll policies; provided that the maximum portion of the First Payment that is exempt from Section 409A of the Code (as defined below) will be payable to you on or before the seventy-fifth (75) day following the Termination Date; plus

(b)A prorated annual bonus based on the amount of your base salary earned by you during the calendar year through the Termination Date, provided, that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your then current annual target bonus opportunity and the performance metrics established by the Compensation Committee in its discretion; plus

(c)If, as of the Termination Date, annual bonuses had not yet generally been paid to similarly situated employees with respect to the prior fiscal year, a bonus based on the amount of your base salary actually paid to you during such prior fiscal year, provided, that such bonus, if any, will be payable to you if and when such bonuses are generally paid to similarly situated employees and will be based on your annual target bonus and the performance metrics established by the Compensation Committee, in its discretion, each as in effect with respect such prior fiscal year.

(d)Time-Vested Restricted Stock and RSU Awards (including RSU Awards that are subject to achievement of a performance condition and RSU Awards that have no performance conditions). Each of your outstanding restricted stock or restricted stock units awards granted to you under the plans of the Company shall continue to vest in accordance with their original vesting schedule irrespective of the termination of the term hereof and payments or deliveries with respect to your restricted stock and restricted stock units shall be made on the original vesting date(s) (or, in the case of restricted stock units, on the original distribution date(s)); provided, however, that at the time of your termination from employment, the Company shall withhold and settle a portion of each of your outstanding restricted stock and restricted stock unit awards in an amount sufficient to fund the minimum amount of statutory tax withholding requirements (including federal, state and local income and employment tax withholding required due to such awards being “vested” for tax purposes) resulting from the recognition of income in respect of each such outstanding restricted stock or restricted stock unit award, and make a payroll tax contribution in such amount on your behalf;

(e)Performance-Based RSU Awards. Each of your outstanding performance-based restricted stock unit (“PRSUs”) awards granted under the plans of the Company shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active employees of the Company and the payment amount of such award shall be to the same extent that other similarly situated executives receive payment for such awards as determined by the Compensation Committee (subject to the satisfaction of any applicable performance objectives); provided that, if the applicable performance objectives are not satisfied then any such PRSUs will be forfeited;

(f)Each of your outstanding long-term cash performance awards (“CPAs”) granted under the plans of the Company, if any, shall immediately vest in full and shall be payable to you at the same time as such awards are paid to active employees of the Company and the payment amount of such award shall be to the same extent that other similarly situated executives receive payment for such awards as determined by the Compensation Committee (subject to the satisfaction of any applicable performance objectives); provided that, if the applicable performance objectives are not satisfied then any such CPAs will be forfeited; and

(g)Each of your outstanding stock options and stock appreciation awards under the plans of the Company, if any, shall continue to vest in accordance with their original vesting schedule irrespective of the termination of the term hereof and you shall have the right to exercise each of those options and stock appreciation awards for the remainder of the term of such option or award;

(h)Notwithstanding any provisions to the contrary, to the extent that (i) any awards granted prior to the date hereof constitute “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and any regulations and guidelines promulgated thereunder (collectively, “Section 409A”); and (ii) the treatment of such awards pursuant to this Agreement is not permitted by Section 409A, then such awards shall be payable to you at such time as is provided under the terms of such awards or otherwise in compliance with Section 409A.

    If you die after a termination of your employment that is subject to the above, your estate or beneficiaries will be provided any remaining benefits and rights under the above paragraphs 6(a) through 5(g).

    Except as otherwise set forth herein, in connection with any termination of your employment, your then outstanding equity and cash incentive awards shall be treated in accordance with their terms and, other than as provided in this Agreement, you shall not be eligible for severance benefits under any other plan, program or policy of the Company. Nothing in this Agreement is intended to limit any more favorable rights that you may be entitled to under your equity and cash incentive award agreements, including, without limitation, your rights in the event of a termination of your employment, a “Going Private Transaction” or a “Change of Control” (as those terms are defined in the applicable award agreement).

    If you cease to be an employee of the Company prior to the Expiration as a result of your death or your physical or mental disability, and at such time Cause does not exist, then, subject (other than in the case of death) to your execution and delivery, within 60 days after the date of termination of your employment, and non-revocation (within any applicable revocation period) of the Severance Agreement, you or your estate or beneficiary shall be provided with the benefits and rights set forth in paragraphs 6(b) and 6(c) above, and each of your outstanding equity, cash incentive, stock option, and stock appreciation awards granted under the plans of the Company shall immediately vest in full, whether or not subject to performance criteria and shall be payable on the 90th day after the termination of your employment; provided, that if any such award is subject to any performance criteria, then (i) if the measurement period for such performance criteria has not yet been fully completed, then the payment amount shall be at the target amount for such award and (ii) if the measurement period for such performance criteria has already been fully completed, then the payment of such award shall be at the same time and to the extent that other similarly situated executives receive payment as determined by the Compensation Committee (subject to satisfaction of the applicable performance criteria).

7.     Taxation & 409A. The Company may withhold from any payment due to you any taxes that are required to be withheld under any law, rule or regulation. To the extent permitted by applicable law, the Company may also offset from any payment otherwise due to you under this Agreement any outstanding amounts you then owe to the Company or any of its affiliates of whatever nature.
If any payment otherwise due to you hereunder would result in the imposition of the excise tax imposed by Section 4999 of the Internal Revenue Code, as amended (the “Code”), the Company will instead pay you either (i) such amount or (ii) the maximum amount that could be paid to you without the imposition of the excise tax, depending on whichever amount results in your receiving the greater amount of after-tax proceeds (as reasonably determined by the Company).
It is intended that this Agreement and the payments and benefits hereunder be exempt from or comply with Section 409A of the Code (together with the applicable regulations thereunder, “Section 409A”), and this Agreement shall be interpreted on a basis consistent with such intent. If and to the extent that any payment or benefit under this Agreement, or any plan, award or arrangement of the Company or its affiliates, constitutes “non-qualified deferred compensation” subject to Section 409A and is payable to you by reason of your termination of employment, then (a) such payment or benefit shall be made or provided to you only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if you are a “specified employee” (within the meaning of Section 409A as determined by the Company), such payment or benefit shall not be made or provided before the date that is six months after the date of your separation from service (or your earlier death) as set forth herein. Any amount not paid or benefit not provided in respect of the six-month period specified in the preceding sentence will be paid to you in a lump sum or provided to you as soon as practicable after the expiration of such six month period. Each payment or benefit under this Agreement shall be treated as a separate payment for purposes of Section 409A to the extent Section 409A applies to such payments or benefits.
8.Indemnification. The Company hereby agrees that it shall indemnify and hold you harmless to the fullest extent provided in Article VIII of the Company’s By Laws and on terms no less favorable as those applicable to other similarly situated executives of the Company. To the extent that the Company maintains officers’ and directors’ liability insurance, you will be covered under such policy subject to the exclusions and limitations set forth therein. The provisions of this paragraph shall survive the expiration or termination of your employment and/or this Agreement as well as your execution of the Severance Agreement as provided for herein.

9.Assignment. This Agreement is personal to you and without the prior written consent of the Company shall not be assignable by you otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by your legal representatives. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

10.Waiver of Jury Trial. To the extent permitted by law, you hereby waive any and all rights to a jury trial with respect to any matter relating to this Agreement

11.Choice of Law; Choice of Venue. This Agreement will be governed by and construed in accordance with the law of the State of New York applicable to contracts made and to be performed entirely within that State.      You hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in New York County, New York solely in respect of the interpretation and enforcement of the provisions of this Agreement, and you hereby waive, and agree not to assert, as a defense that you are not subject thereto or that the venue thereof may not be appropriate.

12.Notices. You and the Company hereby agree that a mailing of process or other papers with proof of delivery in connection with any such action or proceeding in any manner as may be permitted by law shall be valid and sufficient service thereof.

13.Amendment. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

14.Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement is held by any court of competent jurisdiction to be illegal, invalid, void or unenforceable, such provision shall be deemed modified, amended and narrowed to the extent necessary to render the same legal, valid and enforceable, and the other remaining provisions of this Agreement shall not be affected but shall remain in full force and effect.

15.Construction. It is the parties’ intention that this Agreement not be construed more strictly with regard to you or the Company.

16.Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement. Additionally, this Agreement may be executed by facsimile or other electronically transmitted signature, and such facsimile or electronically transmitted signature shall be deemed an original and be relied upon to the same extent as an original executed copy.

17.Entire Agreement. This Agreement and the PIIA set forth the entire agreement between the parties concerning the subject matter thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to said subject matter, including the letter agreement date March 6, 2020, as amended on October 20, 2021 and October 20, 2025, between you and the Company.

18.Definitions. Capitalized terms used in this Agreement, including in Annex I attached hereto, shall have the meanings set forth below:
“Cause” means, as determined by the Company, your: (i) commission of an act of fraud, embezzlement, misappropriation, willful misconduct, gross negligence or breach of fiduciary duty against the Company or an affiliate thereof; (ii) commission of any act or omission that results in a conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any crime involving moral turpitude or any felony; (iii) repeated failure to perform your material duties or follow lawful material directives, , in each case as determined by the company in good faith, which failure, if curable, as determined by the Company in its good faith discretion, is not cured to the Company’s reasonable satisfaction within ten (10) business days after the Company provides you with written notice of such failure; (iv) material violation of your obligations under this Agreement or any Company policies, including without limitation, the Company’s Code of Conduct and Company policies prohibiting unlawful harassment and/or discrimination or the protection of confidential information, which violation, if curable, as determined by the Company in its good faith discretion, is not cured to the Company’s reasonable satisfaction within ten (10) business days after the Company provides you with written notice of such violation.
“Good Reason” means that (1) without your consent, (A) your base salary or annual bonus target (as each may be increased from time to time in the Compensation Committee’s discretion) is reduced, (B) the terms of your long term award agreements, including, the amount of said awards, are modified in a manner inconsistent with modifications applicable to similarly situated executives of the Company, provided, however, that for the purposes of this provision, the Company’s Chief Executive Officer shall not be considered a “similarly situated executive”; C) your title is diminished, (D) you report to someone other than the CEO or the Chairman of the Board of the Company or any successor entity, (E) your responsibilities as in effect immediately after the Effective Date are thereafter materially diminished, (F) the Company materially breaches its obligations to you under this Agreement or, (G) the Company requires that your principal office be located more than fifty (50) miles from Santa Monica, California, provided, for clarity, that routine business travel in connection with your performance of your duties shall not constitute a relocation of your principal office, (2) you have given the Company written notice, referring specifically to this Agreement and definition, that you do not consent to such action, (3) the Company has not corrected such action within 30 days of receiving such notice, and (4) you voluntarily terminate your employment with the Company within 90 days following the happening of the action described in subsection (1) above.
“Financial Reporting Measure” means any of the following: (i) measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures (i.e., revenue and adjusted operating income), (ii) the Company’s stock price and (iii) total shareholder return.
[Signature Page Follows]

AMC NETWORKS INC.

By:	/s/ Sal Romanello
Name: Sal Romanello
Title: Executive Vice President and General Counsel

ACCEPTED AND AGREED:

By:	/s/ Dan McDermott
Name: Dan McDermott

Date: November 18, 2025

ANNEX I

This Annex constitutes part of the Agreement, dated November 18, 2025, by and between Dan McDermott (“You”) and the Company. Terms defined in the Agreement shall have the same meanings in this Annex.

You agree to comply with the following covenants in addition to those set forth in the Agreement.

1.    Confidentiality
(a)    Agreement. You agree to keep the existence and terms of this Agreement confidential (unless it is made public by the Company) provided that (1) you are authorized to make any disclosure required of you by any federal, state or local laws or judicial proceedings, after providing the Company with prior written notice and an opportunity to respond to such disclosure (unless such notice is prohibited by law), and (2) you are authorized to disclose this Agreement and its terms to your legal, financial and tax advisors or to members of your immediate family so long as such advisors and family members agree to maintain the confidentiality of the Agreement.
(b)    Confidential and Proprietary Information. You agree to retain in strict confidence and not use for any purpose whatsoever or divulge, disseminate, copy, disclose to any third party, or otherwise use any Confidential Information, other than for legitimate business purposes of the Company and its affiliates. As used herein, “Confidential Information” means any non-public information of a confidential, proprietary, commercially sensitive or personal nature of, or regarding, the Company or any of its affiliates or any director, officer or member of senior management of any of the foregoing (collectively “Covered Parties”). The term Confidential Information includes information in written, digital, oral or any other format and includes, but is not limited to (i) information designated or treated as confidential; (ii) budgets, plans, forecasts or other financial or accounting data; (iii) subscriber, customer, guest, fan vendor or shareholder lists or data; (iv) technical or strategic information regarding the Covered Parties’ cable, data, telephone, programming, subscription video on demand, advertising, sports, entertainment, film production, theatrical, motion picture exhibition or other businesses; (v) advertising, business, programming, sales or marketing tactics and strategies; (vi) policies, practices, procedures or techniques, (vii) trade secrets or other intellectual property; (viii) information, theories or strategies relating to litigation, arbitration, mediation, investigations or matters relating to governmental authorities; (ix) terms of agreements with third parties and third party trade secrets; (x) information regarding employees, officers, directors, players, coaches, agents, talent, consultants, advisors or representatives, including their compensation or other human resources policies and procedures; and (xi) any other information the disclosure of which may have an adverse effect on the Covered Parties’ business reputation, operations or competitive position, reputation or standing in the community.

(c)    Exception for Disclosure Pursuant to Law. Notwithstanding anything contained elsewhere in this Agreement, you are authorized to make any disclosure required of you by any federal, state or local laws or judicial, arbitral or governmental agency proceedings, after providing the Company with prior written notice and an opportunity to respond prior to such disclosure. In addition, this Agreement in no way restricts or prevents you from providing truthful testimony concerning the Company to judicial, administrative, regulatory or other governmental authorities.

    By signing this Agreement, you acknowledge that you have been advised that pursuant to the federal Defend Trade Secrets Act of 2016, you may not be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret: (i) in confidence, to a federal, state, or local government official, or to your attorneys, for the purpose of reporting or investigating a suspected violation of the law; or (ii) in a complaint or other court document filed in connection with a lawsuit or court proceeding, provided that said filing is made under seal. In addition, you acknowledge that you have been advised that if you file an action for retaliation against the Company for reporting a suspected violation of law, you may disclose a trade secret to your attorneys and use the trade secret in connection with the court proceeding provided that you: (i) file any document containing the trade secret under seal; and (ii) do not disclose the trade secret, except pursuant to court order.

2.    Exclusivity

You acknowledge and agree that due to the nature of the Company’s business and the duties and responsibilities of your position, your employment by or provision of services to a Competitive Entity, as defined below, would be a breach of your duty of loyalty and detrimental to the Company. Accordingly, you agree, that through end of the Term, and provided that your employment has not been terminated by the Company, or by you with “Good Reason”, you will not, without the prior written consent of the Company, represent, become employed by, consult to, advise in any manner or have any material interest, directly or indirectly, in any Competitive Entity (as defined below). As used in this section, “Competitive Entity” shall mean any person, entity or business that (i) competes with any of the Company’s or any of its affiliate’s programming, distribution or other existing businesses, internationally, nationally or regionally; (ii) directly competes with any other business of the Company or one of its subsidiaries that produced greater than 10% of the Company’s revenues in the calendar year immediately preceding the year in which the determination is made. Without limitation to the foregoing, the Company acknowledges that you are entitled to receive credit as an “Executive Producer,” passive fees and potential passive profit participation in connection with the following projects: 1) Jupiter’s Legacy; 2) Crusaders; and 3) The List, and agrees that your receipt of such credit, fees and/or profit participation shall not constitute a violation of this provision.

3.    Additional Understandings

You agree, for yourself and others acting on your behalf, that you (and they) have not disparaged and will not disparage, make negative statements about or act in any manner which is intended to or does damage to the good will of, or the business or personal reputations of the

Company, any of its affiliates or any of their respective incumbent or former officers, directors, agents, consultants, employees, successors and assigns.

This agreement in no way restricts or prevents you from providing truthful testimony concerning the Company or its affiliates as required by court order or other legal process; provided that you afford the Company written notice and an opportunity to respond prior to such disclosure.

In addition, you agree that the Company is the owner of all rights, title and interest in and to all documents, tapes, videos, designs, plans, formulas, models, processes, computer programs, inventions (whether patentable or not), schematics, music, lyrics, programming ideas and other technical, business, financial, advertising, sales, marketing, customer, programming or product development plans, forecasts, strategies, information and materials (in any medium whatsoever) developed or prepared by you or with your cooperation during the course of your employment by the Company (the “Materials”). The Company will have the sole and exclusive authority to use the Materials in any manner that it deems appropriate, in perpetuity, without additional payment to you.

4.    Further Cooperation
Following the date of termination of your employment with the Company, you will no longer provide any regular services to the Company or represent yourself as a Company agent. If, however, the Company so requests, you agree to cooperate fully with the Company in connection with any matter with which you were involved prior to such employment termination, or in any litigation or administrative proceedings or appeals (including any preparation therefore) where the Company believes that your personal knowledge, attendance or participation could be beneficial to the Company or its affiliates. This cooperation includes, without limitation, participation on behalf of the Company and/or its affiliates in any litigation, administrative or similar proceeding, including providing truthful testimony.
The Company will pay you for your services rendered under this provision at a rate of $4,200.00 per day for each day or part thereof, within 30 days of the approval of the invoice thereof.
The Company will provide you with reasonable notice in connection with any cooperation it requires in accordance with this section and will take reasonable steps to schedule your cooperation in any such matters so as not to materially interfere with your other professional and personal commitments. The Company will reimburse you for any reasonable out-of-pocket expenses you reasonably incur in connection with the cooperation you provide hereunder as soon as practicable after you present appropriate documentation evidencing such expenses. You agree to provide the Company with an estimate of any such expense before it is incurred.

5.     No Hire or Solicit
Throughout your employment and until one year after the termination of your employment, you agree you agree not to hire, solicit, contact or persuade, directly or indirectly (whether for your own interest or any other person or entity’s interest) any employee, or any exclusive or substantially full-time consultant or vendor of the Company to cease or reduce working for and/or doing business with the Company. This restriction does not apply to: i) the hiring or recruiting of any employee, consultant or vendor after one year has elapsed after the date on which such person’s relationship with the Company was terminated; or ii) your executive assistant provided such executive assistant provides services exclusively to you. In addition, this restriction will not prevent you from providing references. You acknowledge that this Non-Solicitation provision is reasonable and necessary for the Company’s legitimate protection of its business interests and trade secrets.

6.    Acknowledgments

You acknowledge that the restrictions contained in this Annex, in light of the nature of the Company’s business and your position and responsibilities, are reasonable and necessary to protect the legitimate interests of the Company. You acknowledge that the Company has no adequate remedy at law and would be irreparably harmed if you breach or threaten to breach any of the provisions of this Annex, and therefore agree that the Company shall be entitled to injunctive relief to prevent any breach or threatened breach of any of the provisions and to specific performance of the terms of each of such provisions in addition to any other legal or equitable remedy it may have. You further agree that you will not, in any equity proceeding relating to the enforcement of the provisions of this Annex, raise the defense that the Company has an adequate remedy at law. Nothing in this Annex shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity that it may have or any other rights that it may have under any other agreement. If it is determined that any of the provisions of this Annex, or any part thereof, is unenforceable because of the duration or scope (geographic or otherwise) of such provision, it is the intention of the parties that the duration or scope of such provision, as the case may be, shall be reduced so that such provision becomes enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced. Notwithstanding anything to the contrary contained in this Agreement, in the event you violate the covenants and agreements set forth in this Annex, then, in addition to all other rights and remedies available to the Company, the Company shall have no further obligation to pay you any severance benefits or to provide you with any other rights or benefits to which you would have been entitled pursuant to this Agreement had you not breached the covenants and agreements set forth in this Annex.

7.    Survival
The covenants and agreement set forth in this Annex shall survive any termination or expiration of the Agreement and any termination of your employment with the Company, in accordance with their respective terms.
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